Exhibit 99.1

Ampio Pharmaceuticals, Inc. Announces Statistically Significant Improvement in Pain Relief for its Lead Product, Ampion™ in the Osteoarthritis of the Knee Trial

GREENWOOD VILLAGE, Colo., Jan. 31, 2012 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ: AMPE—News) (“Ampio” or the “Company”), a company that discovers and develops new uses for previously approved drugs and new molecular entities (“NMEs”), today announced preliminary results of the pain score portion of the expansion phase of Ampion™ in Knee (AIK) trial which was recently completed in Australia.

Preliminary analysis of the pain scores portion of the trial demonstrated positive results, suggesting that Ampion™ may be a therapeutic alternative to steroids for osteoarthritis with a very favorable safety profile.

One simple way to analyze the data is to determine the overall change in pain scores at different time points after the knee injections with Ampion™ or vehicle control. Pain trials are notorious for involving a significant placebo effect which usually tends to fade with passage of time. The overall difference in pain score was 41% for Ampion™ at 30 days post injection compared to baseline (predose baseline 4.45/0.96 mean/SD, versus 2.47/1.9 mean/SD at 30 days, p=0.016). The placebo vehicle control (saline) showed a difference of 28% over the same time period and was not statistically significant (predose baseline 5.29/1.38 mean/SD compared to 3.60/2.47 at 30 days post injection p=0.081).

With Ampion™, 64% of patients had a clinically meaningful improvement (2 or more on the 1-10 pain scale) and 18% did not benefit. With the vehicle control/placebo, no clear difference was seen as 40% showed improvement and 40% did not benefit (Chi square=0.125).

“To achieve any statistically significant effect on a pain score scale with less than 40 patients is fantastic,” stated Dr. Vaughan Clift, Chief Regulatory Officer.

“Some of these changes are greater than published in the medical literature for some approved drugs for this condition,” added Dr. Clift.

Mr. Michael Macaluso, Chairman and CEO, stated, “our pre IND meeting request with the FDA was already submitted and given these positive results, we hope to rapidly gain clarity and initiate the definitive trial(s) in the second half of this year.”

About Osteoarthritis (OA)

OA is the most common type of arthritis affecting about 27 million Americans and is more common in women than men. It is often referred to as “wear-and-tear” arthritis as it is caused by the breakdown of the cartilage that cushions the ends of the bones, causing them to rub together. OA often causes significant pain and disability particularly in the knees, hips, back, and hands. There is currently no efficacious therapy that combines analgesic and anti-inflammatory effects without side effects

About Ampion™

Ampion™ is a non-steroidal anti-inflammatory drug that appears to have a significant role in the homeostasis of inflammation, so that it has the potential to be used in a broad array of inflammatory conditions which impact millions of patients. Ampion™ is a molecule produced by humans in response to injury and is protected globally by composition of matter and use patents including means of synthetically manufacturing the molecule and method of extraction from commercial albumin preparations.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation,

CNS disease, and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Investor Relations, Ampio Pharmaceuticals, Inc. 720-437-6500